Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

Ryder Reports Third Quarter 2016 Results

•	Q3 GAAP EPS from Continuing Operations Down 6% to $1.59

•	Q3 Comparable EPS (non-GAAP) from Continuing Operations Down 4% to $1.67

•	Record Q3 Total Revenue Grows 3% to $1.7 Billion; Record Q3 Operating Revenue (non-GAAP) Up 3% to $1.5 Billion

•	Revised Full-Year 2016 GAAP EPS Forecast Range of $5.29 to $5.44 vs. Prior Forecast of $5.49 to $5.64, Driven by a Challenging Used Vehicle Sales Environment

•	Revised Full-Year 2016 Comparable EPS Forecast Range (non-GAAP) of $5.70 to $5.85 vs. Prior Forecast of $5.90 to $6.05

MIAMI, October 25, 2016 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported third quarter earnings and revenue. Results for the three months ended September 30 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2016	2015	Change	2016	2015	Change	2016	2015	Change
GAAP	$131.7	139.9	(6)%	$85.1	90.8	(6)%	$1.59	1.70	(6)%
Non-operating pension costs	7.2	4.8		4.2	2.7		0.08	0.05
Pension related adjustment	—	(0.5)		—	(0.3)		—	(0.01)
Professional fees	—	0.1		—	—		—	—
Comparable (non-GAAP)	$138.9	144.2	(4)%	$89.4	93.3	(4)%	$1.67	1.74	(4)%

The Company reported record third quarter total revenue and operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue increased due to higher operating revenue, partially offset by lower fuel costs passed through to customers. Operating revenue increased due to higher contractual revenue in all three business segments, partially offset by lower transactional rental revenue. Total revenue and operating revenue for the three months ended September 30 were as follows:

(in millions)	Total Revenue				Operating Revenue (non-GAAP)
	2016	2015	% Change	% Change excl. FX (non-GAAP)	2016	2015	% Change	% Change excl. FX
Total	$1,724.4	1,669.1	3%	4%	$1,468.3	1,426.5	3%	4%
FMS	$1,155.0	1,157.6	—%	1%	$997.9	988.4	1%	2%
DTS	$260.9	226.9	15%	15%	$196.6	184.2	7%	7%
SCS	$416.9	387.3	8%	9%	$345.5	318.8	8%	9%

Commenting on the Company’s third quarter results, Ryder Chairman and CEO Robert Sanchez said, "We're pleased that we performed in line with our third quarter forecast, despite a very challenging transactional rental and used vehicle sales market. Our team’s proactive efforts, including right-sizing the rental fleet earlier in the year, allowed us to maintain stable rental pricing and realize utilization within our target range. We maintained used vehicle pricing in line with expectations in the quarter; however, used vehicle sales volumes were lower than anticipated. We also benefited from lower than expected overhead spending.

"Looking beyond our transactional offerings, our core contractual offerings - full service lease, dedicated transportation, and supply chain solutions - all demonstrated strong revenue growth of 7% or above in the quarter. In our lease product line, we also remain on track with our previous fleet growth expectations for the full year, with nearly 40% of new business coming from customers new to outsourcing. Our dedicated transportation business is also benefiting from favorable outsourcing trends, with more than 50% of its growth coming from customers new to outsourcing. Overall, in spite of challenging external conditions, the effectiveness of our improved processes and the focused efforts of our team have enabled us to deliver solid results and advance our long-term plans."

Third Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.16 billion, consistent with the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $998 million, up 1% compared with the year-earlier period. Full service lease revenue increased 7% due to fleet growth and higher prices on replacement vehicles. The lease fleet (excluding U.K. trailers) increased by 5,200 vehicles year-to-date, partly due to a higher number of vehicles being prepared for sale. Adjusting for these units, the lease fleet grew by approximately 3,700 units over the same period, reflecting continued solid sales activity. Commercial rental revenue decreased by 14% from the year-earlier period due to lower demand.

FMS earnings before tax were $112.3 million, down 11% compared with $126.4 million in the same period of 2015. Decreased earnings reflect lower used vehicle and commercial rental results, partially offset by higher full service lease performance and reduced overhead spending. Used vehicle results declined due to lower pricing on tractors as well as lower sales volume on trucks and tractors. Commercial rental performance declined due to lower demand. Rental power fleet utilization was 76.7% for the third quarter, up from 76.4% in the year-earlier period, due to right-sizing actions which resulted in a 13% smaller average fleet. Rental pricing was consistent with the prior year. Full service lease results benefited from fleet growth. Full service lease and commercial rental results also benefited from lower depreciation associated with increased residual values. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 9.7% and 11.3%, respectively, down 120 and 150 basis points from the same quarter a year ago, primarily reflecting lower used vehicle sales results.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 15% to $261 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 7% to $197 million compared with the year-earlier period. DTS total revenue and DTS operating revenue grew as a result of increased volumes, as well as new business and higher pricing.

DTS earnings before tax of $17.6 million increased 32% compared with $13.3 million in 2015, primarily due to revenue growth. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 6.7% and 8.9%, respectively, up 80 and 170 basis points from the year-earlier period.

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 8% to $417 million and SCS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 8% to $345 million compared with the year-earlier period. SCS total revenue and SCS operating revenue grew primarily as a result of new business and increased volumes.

SCS earnings before tax of $31.0 million increased 16% from $26.6 million in 2015, primarily driven by revenue growth. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 7.4% and 9.0%, respectively, up 50 and 70 basis points from the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2016, unallocated CSS costs were $9 million, down from $10 million in the year-earlier period.

Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $7.2 million ($4.2 million after tax) or $0.08 per diluted share in the third quarter of 2016, up from $4.8 million ($2.7 million after tax) or $0.05 per diluted share in the year-earlier period. This increase was largely due to lower asset returns. Third quarter 2015 results included net recoveries primarily associated with adjustments to multi-employer pension settlements of $0.01 per diluted share.

Income Taxes
The Company’s effective income tax rate and comparable income tax rate (a non-GAAP measure) from continuing operations for the third quarter of 2016 were 35.4% and 35.7%, respectively, consistent with the year-earlier period.

Capital Expenditures
Year-to-date capital expenditures decreased to $1.40 billion, compared with $2.11 billion in 2015. The decrease in capital expenditures reflects lower planned investments in the commercial rental and lease fleets. Proceeds, primarily from used vehicle sales, of $338 million increased 5% compared with $321 million in 2015, due to increased volumes, partially offset by lower vehicle pricing. Net capital expenditures (including proceeds from the sale of assets) were $1.07 billion in 2016, down from $1.78 billion in 2015.

Cash Flow
Year-to-date operating cash flow was $1.18 billion, up 11% from $1.07 billion in 2015. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $1.58 billion, compared with $1.44 billion in 2015. Free cash flow (a non-GAAP measure) was $72 million, compared with negative $644 million in 2015, reflecting lower net capital spending. The Company’s full-year 2016 forecast for operating cash flow remains unchanged at $1.6 billion. The Company's full-year free cash flow forecast remains unchanged at $200 million.

Leverage
Debt increased by $17 million compared with year-end 2015. Debt to equity was 263% compared with 277% at year-end 2015, and within Ryder’s long-term target range of 225% to 275%. Year-end debt to equity is now expected to be 265%, compared with the Company's prior forecast of 255%, reflecting the anticipated pension impact of lower interest rates.

2016 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, "We expect the market environment to continue to be challenging for commercial rental and used vehicle sales. The fleet right-sizing work that we did earlier this year has positioned our rental fleet to meet anticipated demand and target utilization levels. Given the shortfall in used vehicle sales volume in the third quarter, we are expanding the range of our fourth quarter estimates to account for some additional wholesaling activity, which may be necessary to maintain inventories near our target range.

"We expect continued revenue growth across all of our contractual product lines, reflecting secular trends favoring outsourcing. However, growth is anticipated to be slower, due in part to the timing of new sales. We expect improved earnings across our contractual businesses, generally in line with our prior expectations."

Ryder is revising its full-year 2016 GAAP EPS forecast to a range of $5.29 to $5.44 from a prior forecast of $5.49 to $5.64. Additionally, the Company's full-year 2016 comparable EPS forecast has been revised to a range of $5.70 to $5.85 from a prior range of $5.90 to $6.05. The Company is also establishing a fourth quarter 2016 GAAP EPS forecast range of $1.27 to $1.42, and a comparable EPS forecast range of $1.35 to $1.50, reflecting unfavorable year-over-year comparisons in both commercial rental and used vehicle sales, partially offset by continuing growth in Ryder's contractual product lines.

Supplemental Company Information

Third Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2016	2015	2016	2015
Earnings from continuing operations	$85.1	90.8	$1.59	1.70
Discontinued operations	(0.4)	(0.2)	(0.01)	—
Net earnings	$84.8	90.6	$1.59	1.69

Year-to-Date Operating Results

(in millions)	Nine months ended September 30
	2016	2015	Change
Total revenue	$5,058	4,899	3%
Operating revenue (non-GAAP)	$4,324	4,119	5%

Earnings from continuing operations	$215.4	230.1	(6)%
Comparable earnings from continuing operations (non-GAAP)	$232.8	238.5	(2)%
Net earnings	$214.3	228.6	(6)%

Earnings per common share (EPS) - Diluted
Continuing operations	$4.02	4.31	(7)%
Comparable (non-GAAP)	$4.35	4.47	(3)%
Net earnings	$4.00	4.28	(7)%

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market conditions, earnings performance, revenue in our business segments, fleet size, growth in our contractual product lines, demand and pricing trends in commercial rental and used vehicle sales, free cash flow, capital expenditures, debt, adjusted ROC, and our 2017 outlook. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, further decreases in commercial rental demand or poor acceptance of rental pricing, our ability to right-size our commercial rental fleet in line with demand, availability of labor to maintain our fleet at normalized levels, ability to redeploy and prepare for sale in a cost-efficient manner, worsening of market demand for used vehicles impacting current pricing, residual values and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty and instability in the global economic market, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, October 25, 2016, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: PWXW9023133

•	and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-379-4229 (outside U.S. dial 1-203-369-0334), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.The replay of the conference call and podcast will be available for at least 180 days following the conference call.

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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2016 and 2015
(In millions, except per share amounts)

	Three Months		Nine Months
	2016	2015	2016	2015

Lease and rental revenues	$803.0	802.9	$2,369.1	2,311.0
Services revenue	801.0	734.8	2,345.9	2,165.7
Fuel services revenue	120.4	131.4	342.8	422.5
Total revenues	1,724.4	1,669.1	5,057.8	4,899.2

Cost of lease and rental	557.9	550.5	1,665.7	1,600.3
Cost of services	658.8	606.4	1,936.6	1,792.2
Cost of fuel services	116.9	129.6	331.3	408.0
Other operating expenses*	28.0	27.0	85.9	88.9
Selling, general and administrative expenses	198.8	203.1	632.5	624.6
Gains on used vehicles, net*	(1.9)	(25.0)	(33.0)	(82.2)
Interest expense	37.4	39.0	112.6	114.9
Miscellaneous income, net	(3.2)	(1.4)	(11.0)	(5.0)
	1,592.7	1,529.2	4,720.6	4,541.6

Earnings from continuing operations before income taxes	131.7	139.9	337.2	357.5
Provision for income taxes	46.6	49.1	121.8	127.5
Earnings from continuing operations	85.1	90.8	215.4	230.1
Loss from discontinued operations, net of tax	(0.4)	(0.2)	(1.1)	(1.5)
Net earnings	$84.8	90.6	$214.3	228.6

Earnings (loss) per common share - Diluted
Continuing operations	$1.59	1.70	$4.02	4.31
Discontinued operations	(0.01)	—	(0.02)	(0.03)
Net earnings	$1.59	1.69	$4.00	4.28

Earnings per share information - Diluted
Earnings from continuing operations	$85.1	90.8	$215.4	230.1
Less: Distributed and undistributed earnings allocated to unvested stock	(0.3)	(0.3)	(0.7)	(0.6)
Earnings from continuing operations available to common stockholders	$84.9	90.5	$214.7	229.4

Weighted-average shares outstanding - Diluted	53.3	53.3	53.3	53.2

EPS from continuing operations	$1.59	1.70	$4.02	4.31
Non-operating pension costs	0.08	0.05	0.24	0.15
Pension-related adjustments	—	(0.01)	0.09	(0.01)
Professional fees	—	—	—	0.04
Tax law change	—	—	—	(0.03)
Comparable EPS from continuing operations **	$1.67	1.74	$4.35	4.47

* Losses from fair value adjustments on our used vehicles were reclassified from "Other operating expenses" to "Gains on used vehicles, net" for the periods presented.
** Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2016	December 31, 2015

Assets:
Cash and cash equivalents	$75.0	60.9
Other current assets	1,062.6	1,037.4
Revenue earning equipment, net	8,274.8	8,184.7
Operating property and equipment, net	740.4	715.0
Other assets	956.0	954.6
	$11,108.8	10,952.6

Liabilities and shareholders' equity:
Current liabilities	$974.7	1,045.7
Total debt	5,519.6	5,502.6
Other non-current liabilities (including deferred income taxes)	2,517.4	2,417.1
Shareholders' equity	2,097.0	1,987.1
	$11,108.8	10,952.6

SELECTED KEY RATIOS AND METRICS

	September 30, 2016	December 31, 2015

Debt to equity	263%	277%
Effective interest rate (average cost of debt)	2.7%	2.9%

	Nine months ended September 30,
	2016	2015

Cash provided by operating activities from continuing operations	$1,184.7	1,071.3
Free cash flow *	72.0	(643.8)
Capital expenditures paid	1,511.4	2,087.3

Capital expenditures (accrual basis)	$1,404.2	2,105.6
Less: Proceeds from sales (primarily revenue earning equipment)	(338.3)	(321.0)
Net capital expenditures	$1,065.8	1,784.6

	Twelve months ended September 30,
	2016	2015

Return on average shareholders' equity	14.3%	12.8%
Return on average assets	2.6%	2.3%
Adjusted return on capital *	5.3%	5.9%
Weighted average cost of capital	4.3%	4.5%
Adjusted return on capital spread **	1.0%	1.4%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2016 and 2015
(Dollars in millions)

	Three Months			Nine Months
	2016	2015	B(W)	2016	2015	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$649.2	609.3	7%	$1,918.4	1,782.1	8%
Contract maintenance	50.2	48.6	3%	151.5	143.6	6%
Contractual revenue	699.4	657.9	6%	2,069.9	1,925.7	7%
Commercial rental	216.6	250.6	(14)%	636.0	694.7	(8)%
Contract-related maintenance	62.9	59.9	5%	189.9	169.6	12%
Other	19.0	20.0	(5)%	59.7	56.7	5%
Fuel services revenue	157.1	169.2	(7)%	449.0	547.4	(18)%
Total Fleet Management Solutions	1,155.0	1,157.6	—%	3,404.5	3,394.1	—%
Dedicated Transportation Solutions	260.9	226.9	15%	764.0	663.1	15%
Supply Chain Solutions	416.9	387.3	8%	1,207.7	1,155.3	5%
Eliminations	(108.4)	(102.7)	(6)%	(318.3)	(313.3)	(2)%
Total revenue	$1,724.4	1,669.1	3%	$5,057.8	4,899.2	3%

Operating Revenue: *
Fleet Management Solutions	$997.9	988.4	1%	$2,955.5	2,846.7	4%
Dedicated Transportation Solutions	196.6	184.2	7%	581.2	526.9	10%
Supply Chain Solutions	345.5	318.8	8%	999.4	934.3	7%
Eliminations	(71.7)	(65.0)	(10)%	(212.1)	(188.4)	(13)%
Operating revenue	$1,468.3	1,426.5	3%	$4,324.0	4,119.4	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$112.3	126.4	(11)%	$306.4	338.6	(10)%
Dedicated Transportation Solutions	17.6	13.3	32%	48.3	34.7	39%
Supply Chain Solutions	31.0	26.6	16%	79.1	70.0	13%
Eliminations	(12.6)	(12.0)	(5)%	(37.1)	(35.1)	(6)%
	148.2	154.3	(4)%	396.7	408.1	(3)%
Unallocated Central Support Services	(9.3)	(10.1)	8%	(30.2)	(32.9)	8%
Non-operating pension costs	(7.2)	(4.8)	(51)%	(21.7)	(14.4)	(51)%
Other items	—	0.4	NM	(7.7)	(3.3)	NM
Earnings from continuing operations before income taxes	131.7	139.9	(6)%	337.2	357.5	(6)%
Provision for income taxes	46.6	49.1	5%	121.8	127.5	4%
Earnings from continuing operations	$85.1	90.8	(6)%	$215.4	230.1	(6)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2016 and 2015
(Dollars in millions)

	Three Months			Nine Months
	2016	2015	B(W)	2016	2015	B(W)

Fleet Management Solutions

FMS total revenue	$1,155.0	1,157.6	—%	$3,404.5	3,394.1	—%
Fuel services revenue(a)	(157.1)	(169.2)	(7)%	(449.0)	(547.4)	(18)%
FMS operating revenue *	$997.9	988.4	1%	$2,955.5	2,846.7	4%

Segment earnings before income taxes	$112.3	126.4	(11)%	$306.4	338.6	(10)%

FMS earnings before income taxes as % of FMS total revenue	9.7%	10.9%		9.0%	10.0%

FMS earnings before income taxes as % of FMS operating revenue *	11.3%	12.8%		10.4%	11.9%

Dedicated Transportation Solutions

DTS total revenue	$260.9	226.9	15%	$764.0	663.1	15%
Subcontracted transportation	(37.7)	(13.7)	176%	(106.9)	(42.8)	150%
Fuel(a)	(26.5)	(29.0)	(9)%	(75.9)	(93.4)	(19)%
DTS operating revenue *	$196.6	184.2	7%	$581.2	526.9	10%

Segment earnings before income taxes	$17.6	13.3	32%	$48.3	34.7	39%

DTS earnings before income taxes as % of DTS total revenue	6.7%	5.9%		6.3%	5.2%

DTS earnings before income taxes as % of DTS operating revenue *	8.9%	7.2%		8.3%	6.6%

Supply Chain Solutions

SCS total revenue	$416.9	387.3	8%	$1,207.7	1,155.3	5%
Subcontracted transportation	(56.1)	(54.0)	4%	(162.7)	(172.0)	(5)%
Fuel(a)	(15.4)	(14.6)	5%	(45.5)	(49.1)	(7)%
SCS operating revenue *	$345.5	318.8	8%	$999.4	934.3	7%

Segment earnings before income taxes	$31.0	26.6	16%	$79.1	70.0	13%

SCS earnings before income taxes as % of SCS total revenue	7.4%	6.9%		6.6%	6.1%

SCS earnings before income taxes as % of SCS operating revenue *	9.0%	8.3%		7.9%	7.5%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2016/2015
	2016	2015	2016	2015	Three Months	Nine Months

Full service lease
Average fleet count	135,100	129,900	133,800	128,000	4%	5%
End of period fleet count	136,600	130,600	136,600	130,600	5%	5%
Miles/unit per day change - % (a)	1.7%	(1.2)%	1.6%	(0.3)%

Commercial rental
Average fleet count	38,300	43,800	39,600	42,100	(13)%	(6)%
End of period fleet count	38,000	43,800	38,000	43,800	(13)%	(13)%
Rental utilization - power units	76.7%	76.4%	73.9%	76.0%	30 bps	(210) bps
Rental rate change - % (b)	(0.2)%	2.4%	(0.3)%	3.5%

Customer vehicles under
contract maintenance
Average fleet count	49,600	41,400	49,000	42,600	20%	15%
End of period fleet count	49,300	41,500	49,300	41,500	19%	19%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,000	8,200	22,700	16,900	(2)%	34%

DTS
Average fleet count (d)	8,300	7,900	8,200	7,700	5%	6%
End of period fleet count(d)	8,200	7,900	8,200	7,900	4%	4%

SCS
Average fleet count (d)	7,400	6,500	7,100	6,300	14%	13%
End of period fleet count(d)	7,300	6,600	7,300	6,600	11%	11%

Used vehicle sales (UVS)
Average UVS inventory	8,700	5,900	8,600	5,800	47%	48%
End of period fleet count	7,500	6,100	7,500	6,100	23%	23%
Used vehicles sold	4,000	4,400	13,800	13,400	(9)%	3%
UVS pricing change - % (e)
Tractors	(13)%	5%	(12)%	10%
Trucks	2%	8%	1%	10%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease, commercial rental and contract maintenance.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
Operating Revenue Growth Excluding Foreign Exchange	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Tax Rate	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Total revenue	$1,724.4	1,669.1	$5,057.8	4,899.2
Fuel	(162.3)	(175.0)	(464.2)	(565.0)
Subcontracted transportation	(93.8)	(67.6)	(269.6)	(214.8)
Operating revenue *	$1,468.3	1,426.5	$4,324.0	4,119.4

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION

	Third Quarter			Year-to-Date
	2016 vs 2015 Growth	Fx Impact (a)	Growth excl Fx*	2016 vs 2015 Growth	Fx Impact (a)	Growth excl Fx*

RSI Total Revenue	3%	(1)%	4%	3%	(1)%	4%
RSI Operating Revenue*	3%	(1)%	4%	5%	(1)%	6%
FMS Total Revenue	—%	(1)%	1%	—%	(1)%	1%
FMS Operating Revenue*	1%	(1)%	2%	4%	(1)%	5%
SCS Total Revenue	8%	(1)%	9%	5%	(2)%	7%
SCS Operating Revenue*	8%	(1)%	9%	7%	(2)%	9%
Full Service Lease Revenue	7%	(1)%	8%	8%	(1)%	9%
Commercial Rental Revenue	(14)%	(1)%	(13)%	(8)%	(1)%	(7)%

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2016	2015

Net cash provided by operating activities from continuing operations	$1,184.7	1,071.3
Proceeds from sales (primarily revenue earning equipment) (b)	338.3	321.0
Collections on direct finance leases and other items (b)	60.2	51.2
Total cash generated *	1,583.3	1,443.5
Purchases of property and revenue earning equipment (b)	(1,511.4)	(2,087.3)
Free cash flow **	$72.0	(643.8)

Memo:
Net cash provided by (used in) financing activities	$(55.2)	664.8
Net cash used in investing activities	$(1,108.6)	(1,707.4)

Notes:

(a)
FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
September 30, 2015, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
September 30, 2016.

(b)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2016	2015

Net earnings (12-month rolling period)	$291.2	239.6
+ Restructuring and other items	21.9	116.3
+ Income taxes	158.0	129.7
Adjusted earnings before income taxes	471.1	485.6
+ Adjusted interest expense (a)	148.4	152.0
- Adjusted income taxes (b)	(217.4)	(228.8)
= Adjusted net earnings for ROC (numerator) [A]	$402.1	408.8

Average total debt	$5,559.1	4,988.8
Average off-balance sheet debt	1.6	1.5
Average shareholders' equity	2,026.1	1,877.7
Adjustment to equity (c)	2.6	18.3
Adjusted average total capital (denominator) [B]	$7,589.4	6,886.3

Adjusted ROC * [A]/[B]	5.3%	5.9%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2016
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$131.7	337.2
Non-operating pension costs	SG&A	7.2	21.7
Pension-related adjustments	SG&A	—	7.7
Comparable earnings from continuing operations before income taxes*		138.9	366.5

Provision for income taxes		(46.6)	(121.8)
Income tax effects of non-GAAP adjustments**		(3.0)	(11.9)
Comparable provision for income taxes**		(49.6)	(133.7)

Earnings from continuing operations		85.1	215.4
Non-operating pension costs	SG&A	4.2	12.7
Pension-related adjustments	SG&A	—	4.8
Comparable earnings from continuing operations*		$89.4	232.8

Tax rate on continuing operations		35.4%	36.1%
Income tax effects of non-GAAP adjustments**		0.3%	0.4%
Comparable tax rate on continuing operations**		35.7%	36.5%

		2015
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$139.9	357.5
Non-operating pension costs	SG&A	4.8	14.4
Pension-related adjustments	SG&A	(0.5)	(0.5)
Professional fees	SG&A	0.1	3.8
Comparable earnings from continuing operations before income taxes*		144.2	375.2

Provision for income taxes		(49.1)	(127.5)
Income tax effects of non-GAAP adjustments**		(1.9)	(7.4)
Tax law change	Provision for income taxes	—	(1.9)
Comparable provision for income taxes**		(51.0)	(136.7)

Earnings from continuing operations		90.8	230.1
Non-operating pension costs	SG&A	2.7	8.2
Pension-related adjustments	SG&A	(0.3)	(0.3)
Professional fees	SG&A	—	2.4
Tax law change	Provision for income taxes	—	(1.9)
Comparable earnings from continuing operations*		$93.3	238.5

Tax rate on continuing operations		35.1%	35.7%
Income tax effects of non-GAAP adjustments**		0.2%	0.7%
Comparable tax rate on continuing operations**		35.3%	36.4%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Fourth Quarter 2016	Full Year 2016
EPS from continuing operations	$1.27 to $1.42	$5.29 to $5.44
Non-operating pension costs, net of tax	$0.08	$0.32
Pension-related adjustments	—	$0.09
Comparable EPS from continuing operations forecast*	$1.35 to $1.50	$5.70 to $5.85

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILATION

2016 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,613
Proceeds from sales (primarily revenue earning equipment) (1)	417
Collections of direct finance leases (1)	77
Other, net (1)	4
Total cash generated*	2,111

Capital expenditures (1)	(1,911)
Free cash flow **	$200

Memo:
Net cash used in financing activities	$179
Net cash used in investing activities	$1,408

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.